Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 827-3772
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. REPORTS
REGISTRATION REQUEST OF LARGEST STOCKHOLDER

Boston, MA…April 12, 2005…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today announced that Net Realty Holding Trust, the Company’s largest stockholder and a wholly owned subsidiary of The New England Teamsters and Trucking Industry Pension Fund (“NETT”), has requested that Heritage file a registration statement with the Securities and Exchange Commission covering approximately 19.6 million shares of the Company, representing all of the shares held by NETT.  As of the date of this release, NETT owns approximately 42% of the Company’s outstanding common stock.

In response to NETT’s request, the Company has agreed to file the requested registration statement.  NETT has informed the Company that NETT has been advised that it should exercise its registration rights in order to enhance the liquidity and valuation of its Heritage shares and to facilitate any future sales of the shares.  NETT has also indicated that it has no present intention to sell any Company shares at current trading prices.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  As of December 31, 2004, Heritage had a shopping center portfolio of 164 centers, located in 29 states and totaling approximately 33.7 million square feet of total gross leasable area, of which 28.0 million square feet is company-owned gross leasable area.  Heritage’s shopping center portfolio was approximately 93.3% leased as of December 31, 2004.

Heritage is headquartered in Boston, Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.